UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006

SES SOLAR INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49891	33-0860242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

 129 Route de Saint Julien, Plan-les-Ouates, Geneva, Switzerland

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +41-22-884-1484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 22, 2006, SES Solar Inc. (the “Company”) issued an aggregate of 4,100,001 common shares (the "Shares") to three (3) investors at a price of $0.90 per share for gross proceeds of $3,690,000 (the "Transaction") pursuant to private placement subscription agreements (the "Subscription Agreements"). The Shares were issued in reliance upon Regulation S and/or Section 4(2) of the Securities Act of 1933 by issuing the shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction. Pursuant to the Subscription Agreements, the Company granted registration rights to the investors. The Company agreed to file a registration statement within ninety (90) days after the closing of the Transaction and to use its reasonable commercial efforts to cause the registration statement to be declared effective.

In connection with the Transaction, the Company entered into an agreement (the "Agreement") with Lansing Securities Corp. ("Lansing") pursuant to which the Company issued to Lansing warrants to purchase 1,500,000 shares of common stock at an exercise price of $.90 per share (the "Warrants"). The Warrants expire four (4) years after the date of issuance. The Warrants were issued to Lansing in reliance upon Regulation S and/or Section 4(2) of the Securities Act of 1933. The Company also granted registration rights to Lansing covering the shares of common stock issuable upon exercise of the Warrants (the "Warrant Shares"). The Company agreed to include the Warrant Shares in the next  registration statement the Company files with the Securities and Exchange Commission.

It is anticipated that the form of Subscription Agreement, form of Warrant and the Agreement will be filed by amendment to this current report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the terms and sale of the Shares and the Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SES SOLAR INC.

Date: November 29, 2006	By:	/s/ Jean-Christophe Hadorn
Jean-Christophe Hadorn
Chief Executive Officer